EXHIBIT 99.1

Daktronics elects Byron Anderson to its Board of Directors
Former Senior Vice President of Agilent Technologies brings extensive technology expertise to Daktronics

BROOKINGS, S.D. – November 18, 2005 — Daktronics, Inc. (Nasdaq-DAKT) today announced that its Board of Directors has elected Byron J. Anderson as an independent director of the Company. Mr. Anderson’s election fills the vacancy created by the resignation of Roland Jensen due to health reasons and brings the number of directors back to nine, which includes six independent directors. Mr. Anderson will serve as a member of the nominating and governance committee and the compensation committee.

“Byron adds a tremendous amount of technological and operational depth to Daktronic’s Board of Directors,” said Chairman Dr. Aelred Kurtenbach. “His experience as a Senior Vice President of Agilent Technologies, where he managed a $4 billion business group with locations throughout the world, focusing on serving customers in the electronics business, brings a wealth of knowledge to the organization as we plan and deploy our growth strategies.”

Mr. Anderson, who retired from Agilent Technologies in 2004, began his career with Hewlett-Packard where he served in various capacities, including vice president of a $1.5 billion business unit that served communications industry customers throughout the world. He joined Agilent when it separated from Hewlett-Packard in 1999. He holds an MBA from Harvard University and an electrical engineering degree from South Dakota State University.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128, or contact Bill Retterath at (605)697-4000.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.